Exhibit 99.1

Press Release	Source: Command Security Corporation

Command Security Corporation Announces Amended and Restated Financing Agreement

Wednesday March 22, 12:39 pm ET

LAGRANGEVILLE, N.Y., March 22, 2006 (PRIMEZONE) -- Command Security Corporation (OTC BB:CMMD.OB - News) today announced that it has completed an Amended and Restated Financing Agreement with its current lender, CIT Group/Business Credit, Inc. (the ``Financing Agreement''). The material terms of the Financing Agreement include:

-- A revolving line of credit not to exceed $12,000,000;
-- A letter of credit sub-line in an aggregate amount of up to $1,500,000;
-- No minimum loan balance; interest is calculated on the outstanding principal balance of borrowings;
-- Increased availability due mainly to reductions in availability reserves;
-- Reduced interest rates associated with Prime rate and LIBOR loan borrowing options;
-- The reduction and/or elimination of several management and administrative fees;
-- Elimination of financial covenant testing if average monthly availability is equal to or greater than $2,000,000; and
-- A one year extension of the maturity date to December 12, 2007.

There is $2.9 million of outstanding borrowings under the Financing Agreement on the date of this release, resulting in approximately $5.2 million of currently available borrowing capacity under the Financing Agreement.

Commenting on the Financing Agreement, Barry I. Regenstein, Command's President stated, ``We are very pleased that our lender has tangibly demonstrated their strong support for our business by reducing the pricing on our Financing Agreement. The changes in the Financing Agreement provide the Company with added financial flexibility as we pursue our many business growth opportunities.''

Command Security Corporation provides aviation and security guard services through company-owned offices in California, Connecticut, Delaware, Florida, Illinois, Maine, Maryland, Massachusetts, New Jersey, New York, Oregon and Pennsylvania.

This announcement contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934, and within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results could differ materially from those projected in the forward-looking statements as a result of various factors including the ability of the Company to successfully commercialize its new technologies as well as risk factors set forth under ``Factors Affecting Future Financial Results'' in the Company's annual report on Form 10-KSB for the year ended March 31, 2005, and such other risks detailed from time to time in the Company's reports filed with the Securities and Exchange Commission. The Company undertakes no obligation to publicly release the result of any revisions to these forward-looking statements, which may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. For more information concerning the Company, please refer to its website at http://www.commandsecurity.com and to the Edgar website http://www.sec.gov/edgar.shtml.

Contact:
Command Security Corporation
Barry Regenstein, President
845-454-3703